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                                                                    EXHIBIT 17.1

March 26, 2002



The Board of Directors
Sense Technologies, Inc.
305-595 Howe Street
Vancouver, B.C. V6C 2T8

To Whom It May Concern:

I am pleased to accept the offer from Sense Technologies, Inc. to join its newly formed Strategic Advisory Board. Concurrent with my joining the Strategic Advisory Board, due to time constraints, I will hereby resign from the Board of Directors, effective immediately.

Sincerely,

/s/ J.R. Hendrick, III

J.R. Hendrick, III